EXHIBIT 10
Novint Board of Directors
1.	Background.
1.1.	Novint Technologies, Inc. (“Novint”) has requested that V. Gerald Grafe serve as a director of Novint.

1.2.	This document sets forth some of the terms of such service, including compensation and indemnification, and documents Novint’s acknowledgement of some of the issues associated with a lawyer who represents the Company also serving as a director.
2.	Indemnification and Insurance.
2.1.	As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), Novint’s Certificate of Incorporation includes a provision that eliminates its director’s personal liability for liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; or (iii) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of the indemnity provided by the General Corporation Law shall not adversely affect any limitation on the personal liability of Mr. Grafe.

2.2.	Novint shall, to the fullest extent permitted by the Delaware General Corporation Law, indemnify Mr. Grafe against all claims and actions against him by reason of the fact that he is or was a director of Novint. If the General Corporation Law is amended to provide narrower rights to indemnification than are available under the registrant’s Bylaws, such amendment shall not apply to alleged actions or omissions that precede the effective date of such amendment. Novint’s Bylaws permit it to indemnify its employees and agents to the fullest extent permitted by the General Corporation Law.

2.3.	Novint has in force D&O insurance in the amount of one million dollars ($1,000,000), and will keep such insurance in force and will not reduce the coverage or limits, or increase the deductible, of such insurance.
3.	Compensation and Reimbursement.
3.1.	Novint will reimburse Mr. Grafe for reasonable and actual expenses incurred in the performance of his duties as a director, provided that such expenses are authorized by Novint before the expense is incurred.

3.2.	Novint shall not compensate Mr. Grafe for service as a director except as specifically set forth herein. On Sept. 20, 2006, and on Sept. 20 of each succeeding year during which Mr. Grafe continues to serve as a director, Novint will grant to Mr. Grafe, at his election, either (i) shares of Novint common stock having an aggregate fair market value of US$15,000, or (ii) options to purchase common stock having an aggregate fair market value of US$15,000 with an exercise price equal to the fair market value at the time of the option grant. The stock or options will be vested at issuance. If Mr. Grafe ceases service as director for any reason or no reason, Novint will issue to Mr. Grafe a stock or option grant for any partial year of service pro-rated based on the number of months served that year. Further, contemporaneously with each meeting of the board of Directors that Mr. Grafe attends, Novint will grant to Mr. Grafe, at his election, either (i) shares of Novint common stock having an aggregate fair market value of US$1,000, or (ii) options to purchase common stock having an aggregate fair market value of US$1,000 with an exercise price equal to the fair market value at the time of the option grant. The stock or options will be vested at issuance. All shares granted, and shares underlying options granted, pursuant to this section shall be included by Novint in any registration of shares of Novint stock.
4.	Attorney-client Relationship.
4.1.	Mr. Grafe will serve as a director in his individual capacity, and not as a representative of Hisey Grafe, P.C., of which firm Mr. Grafe is a shareholder and practicing attorney.

4.2.	Hisey Grafe, P.C., does not represent Novint as general corporate counsel, and does not advise Novint as to corporate compliance and corporate governance matters. Hisey Grafe, P.C., currently represents Novint on intellectual property and other related matters, and that representation shall not be advantaged or disadvantaged by Mr. Grafe’s service as a director.

4.3.	Novint understands that information disclosed to Mr. Grafe in his capacity as a director may not be protected under attorney-client privilege, and that all information disclosed to Mr. Grafe may not be protected under attorney-client privilege. Mr. Grafe and Novint will both make their best efforts to keep all service as a director, and compensation therefor, separate from service as legal counsel, and compensation therefor. Novint further understands that Mr. Grafe’s service as a director may increase the chance that Hisey Grafe, P.C., would be disqualified from representing Novint in certain disputes, bankruptcy proceedings, or litigation.

4.4.	Mr. Grafe has no special knowledge or expertise in securities law or accounting practices, and Novint will not look to him, as director or as counsel, for advice concerning such matters.
5.	This Agreement embodies the entire contract between the parties concerning Mr. Grafe’s service as a director and supersedes any and all prior agreements and understandings, written or oral, formal or informal. No extensions, changes, modifications or amendments to or of this Agreement of any kind whatsoever, which shall be made or claimed by Mr. Grafe or Novint shall have any force or effect whatsoever unless the same be endorsed in writing and signed by Mr. Grafe and Novint.

6.	This Agreement may be executed in any number of counterparts and each such counterpart shall be an original instrument, but all counterparts together shall constitute one agreement.

Novint		V. Gerald Grafe

/s/ Tom Anderson	Sep 20, 2006	/s/ V. Gerald Grafe	Sep 20, 2006

Tom Anderson	Date		Date
CEO and chairman of the board